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                     June 9, 2023

       Felipe Canales
       Co-Chief Executive Officer
       Rose Hill Acquisition Corp
       981 Davis Drive NW
       Atlanta, GA 30327

                                                        Re: Rose Hill
Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed May 26, 2023
                                                            File No. 001-40900

       Dear Felipe Canales:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Flora Perez